Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of:
Seanergy Maritime Holdings Corp.
We consent to the incorporation by reference in the foregoing Registration Statement on Form F-1, of our report dated March 12, 2008 relating to the financial statements of Seanergy Maritime Corp. as of and for the year ended December 31, 2007, and for the period from August 15, 2006 (Inception) to December 31, 2006, which appears in the Seanergy Maritime Holdings Corp. Registration Statement on Post-Effective Amendment No. 1 to a Registration Statement on Form F-1 (Registration No. 333-157270), which was declared effective by the Commission on April 9, 2009.
/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
August 28, 2009